Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Plan and the 2007 Equity Incentive Plan of comScore, Inc. of our reports dated March 29, 2007 (except for Note 15, as to which the date is June 21, 2007), with respect to the consolidated financial statements and schedule of comScore, Inc. included in its Registration Statement (Form S-1 No. 333-141740) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 28, 2007